Exhibit 99.1

24096 — 170th Avenue Fergus Falls, MN 56537 Phone: 218-998-4301 Fax: 218-998-4302 ahicks@otaellc.com www.ottertailethanol.com

Dear Member/Associate

Company Position Update: Time passes so quickly it only seems like yesterday it was the Annual General Meeting (AGM) when so many of you made the journey to receive an update on the Company’s present situation.  The AGM was followed by a series of Informational Meetings which were held in Morris, Alexandria and Fergus Falls to try and disseminate information to those not able to make the AGM. We spoke about the Company’s outlook for the balance of fiscal 2009 and the future forecast for 2010 and the need for an infusion of equity in order that the Company could meet the financial requirements of its operations, including necessary commitments to its lenders.  We are grateful that so many of you voiced an opinion, provided feedback and assisted us in the direction you wished to see the Company progress. We listened and heard your feedback and as promised we are keeping you informed as to the present situation within the public reporting and other constraints placed upon the Company. We have continued to meet with the Company’s Lenders and are in discussion on how to plan for the future in developing a viable business plan that is not just about survival but also incorporates a program that allows the Company to sustain itself in the future. The Lender Group led by AgStar is working with the Company through these discussions and requires further details on the submitted operational plan. To assist with relief of debt service payments and compliance with certain other covenants during the period of continued discussions with the Lender Group, the Company now has in place a forbearance agreement which includes deferment of principal and interest payments until May 1, 2009.  The Company continues to evaluate the proposed equity offering documents and conditions, much of which is tied to the discussions with the Lender Group. The State of Minnesota has recently requested that certain references in the offering document be modified and has asked for additional information. This will require the Company to update the business plan and the offering materials to address the additional requests.

Market Update: One of the Company’s main drivers in terms of demand is the price of gasoline and, while this remains weak, it places additional pressure on the demand for ethanol’s weakening prices.   However, there is an upside in that these low gasoline prices combined with the blender’s tax credit will help consumption. What we need together with consumption is for the price of oil to stabilize at a realistic value. Many reports currently state that the low price of oil is un-sustainable and that we will see reduction in production in order to force the price to reach over $50 per barrel. The recent lower corn prices have assisted the Company’s cash-flow. We feel the Company’s present philosophy of buying on basis is helping work toward better margins. However, the decisions that area farmers make for this year’s planting will remain something we need to watch. On the national scene, EPA now has a formal request for approval of higher blends — no decision yet.

Do your part: The industry faces un-precedented challenges, so we need to encourage our members and associates to do their part in an effort to support not just our plant but the industry as well as your local economies. At the front end of this market collapse our local base seemed immune but of late that situation appears to be changing, and quite rapidly. Where you can, please buy and consume locally; buying the products and services made in your own backyards. Ethanol is just one of those items.  If you have a flex-fuel vehicle, try to use higher blends of ethanol based products from E-10 to E-85 this keeping dollars local that turnover multiple times.

Operations: The Company continues to have a smooth performance chart with a sweet spot of maximum production now established at 95% of nameplate capitalizing on maximum yield per bushel of corn. We have scheduled our annual boiler inspection for late March at the same time we will be doing a number of additional repairs and cleaning.

If you wish to become more informed about the value of ethanol, I suggest you visit a couple of these websites that have lots of useful information about the benefits of ethanol covering the many facets of our industry. They are www.growthenergy.org, www.ethanolrfa.org or www.ethanol.org. As the Company makes progress over the next few weeks, we will endeavor to keep you informed of any material developments.

In the meantime we thank you for your continued support and look forward to bringing you news about our efforts.

Yours Faithfully

Anthony J Hicks

Chief Executive Officer